Exhibit 10.2

[*] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been separately filed with the Securities and Exchange Commission.

MASTER SERVICE AGREEMENT

THIS MASTER SERVICE AGREEMENT (this “Agreement”), entered into as of the later of the two signature dates below (“Effective Date”) is made by and between Imprev, Inc., a Washington corporation (“Imprev”), and Market Leader Inc., a Washington corporation (“Market Leader”). Imprev and Market Leader sometimes are referred to collectively as the “Parties” and individually as a “Party.”

Whereas, Market Leader is engaged in providing real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business; and

Whereas, Imprev is engaged in providing marketing services via the Internet, which include, but are not limited to attracting visitors to the Imprev website(s), selling subscriptions for marketing related services and Imprev Products; and building custom applications for corporate customers; and

Whereas, Imprev desires to build and host a branded Marketing Center for one or more of Market Leader’s customers to be integrated with Market Leader Products to form the Integrated Product; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	“Customer” shall mean individually or collectively Market Leader customers who purchase Integrated Products or such other Market Leader customers as may be set forth in an individual SOW.

1.2	“Customer Marketing Material” shall mean the Marketing Material for which Customer owns the copyright or associated right or has the license.

1.3	“Customer Marks” shall mean the Customer name, trademarks, service marks, logos, slogans, trade dress and other proprietary distinctive brand elements, whether registered or unregistered.

1.4	“Derivative Work” shall mean work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted and that if prepared without the authorization of the owner of the preexisting work would constitute copyright infringement or other infringement of the owner’s proprietary rights in such preexisting work.

1.5	“End User” shall mean any end user who is eligible and/or authorized to use Marketing Materials, including without limitation Sales Associates, and all such End Users shall be subject to the terms of the End User License Agreement posted on the Integrated Product.

1.6	“End User License” shall mean the rights granted by the End User License Agreement.

1.7	“End User License Agreement” shall mean the end user license agreement set forth in each SOW and required to be agreed to by an End User before using the Integrated Product. The End User License Agreement (i) may be amended by Market Leader in its sole discretion if such amendment(s) do not result in a material modification of Imprev’s rights, protections or responsibilities thereunder, and (ii) may only be modified by mutual agreement of the Parties if such amendment(s) would result in a material modification of Imprev’s rights, protections or responsibilities thereunder.

1.8	“Exhibits” shall mean in addition to Statements of Work and Statement of Work Exhibits mutually agreed upon by the Parties and made a part of this Agreement from time to time, the following Exhibits to this Agreement:

Exhibit A – Professional Services

Exhibit B – Service Level Agreement

Exhibit C – Draft Statement of Work

1.9	“Imprev Marketing Material” shall mean the Marketing Material for which Imprev owns the copyright or associated right or has license.

1.10	“Imprev Marketing Platform” shall mean: (a) Imprev’s proprietary technology and licensed software (including Imprev’s Marketing Center), that takes the Marketing Material instruction set, which incorporates instructions for acquiring and formatting fixed and variable data, which may be obtained directly from the End User, Customer or third party, makes the Marketing Material available to End Users and/or Customers and then delivers the Marketing Material to, or for, the End User; or any portion of the software or the processes referenced in the software and (b) all processes, methodologies, code, designs and Intellectual Property Rights used to convert and manipulate the data provided by the End User and/or Customers and the Marketing Material instruction set and any portion thereof.

1.11	“Imprev Marks” shall mean the Imprev name, trademarks, service marks, logos, slogans, trade dress and other proprietary distinctive brand elements, whether registered or unregistered.

1.12	“Imprev Printer” shall mean any printer that is integrated into the Marketing Center to provide Print Services as set forth in a SOW.

1.13	“Imprev Products” shall mean the Marketing Center, Marketing Center Services and Imprev Marketing Materials and any other Imprev provided products or services that use the Imprev Marketing Platform, which if included in any Integrated Product shall be set forth in the SOW.

1.14	“Integrated Product” shall mean the integrated product offering that combines Market Leader Products and a Marketing Center as configured per each Market Leader Client SOW.

1.15	“Intellectual Property Rights” shall mean any and all now known or hereafter known tangible and/or intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

1.16	“Launch Date” shall mean the date that Imprev makes the Marketing Center, configured per the SOW available to Market Leader and Sales Associates can become End Users.

1.17	“Market Leader Marks” shall mean the Market Leader name, trademarks, service marks, logos, slogans, trade dress and other proprietary distinctive brand elements, whether registered or unregistered.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

1.18	“Market Leader Marketing Material” shall mean the Marketing Material for which Market Leader owns the copyright or associated right or has license.

1.19	“Market Leader Products” shall mean Market Leaders Products as set forth in a SOW.

1.20	“Marketing Center” shall mean Imprev’s proprietary hosted web application that uses Imprev Products to provide Marketing Center Services to End Users as set forth in a SOW (provided if a newer version of the Marketing Center shall be made generally commercially available by Imprev, Imprev shall make such version available hereunder in the same manner and subject to the same terms and conditions).

1.21	“Marketing Center Services” shall mean the services offered through the Marketing Center as set forth in a SOW and included as part of an Integrated Product with Market Leader Products.

1.22	“Marketing Material” shall mean the content that is stored on the Marketing Center to be selected, customized and delivered through the Marketing Center, and may include Customer Marketing Material, Imprev Marketing Material and Market Leader Marketing Material, or other content.

1.23	“Print Services” shall mean any services provided by any Imprev Printer, including printing, binding, sorting, addressing, mailing and related services used to facilitate print orders.

1.24	“Professional Services” shall mean modifications to the Marketing Center that Imprev aggress to make at Market Leader’s request, as described in Section 7 of this Agreement or a SOW.

1.25	“Sales Associate” shall mean any licensed real estate agent, broker or other person authorized to conduct real estate transactions or any person that builds marketing materials for any licensed real estate agent, broker or other person authorized to conduct real estate transactions under the Customer trademarks or trade name.

1.26	“Service Level Agreement” shall mean the Service Level Agreement attached hereto as Exhibit B.

1.27	“Statement of Work” shall mean a document executed by the Parties outlining the mutually agreed upon terms for making Marketing Center Services available to a Customer. The Statement of Work may also be referred to as a “SOW”. Each Customer shall have its own SOW(s) executed by each of Market Leader and Imprev.

1.28	“Technology Development Fee” shall mean the fee described in Section 7.1 of this Agreement.

2.	The Marketing Center

2.1	Marketing Center. For each Customer SOW, Imprev shall provide a Customer branded Marketing Center to Market Leader for integration into the Integrated Product on the terms set forth in a SOW. Market Leader shall assist in the configuration by providing the cooperation reasonably necessary for Imprev to fulfill these obligations.

2.2	Product Offering. The specific Marketing Center product offering will be outlined in each Market Leader Client SOW.

2.3	Obligations of Market Leader

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

2.3.1.	Approval of Potential Future customers. Market Leader shall discuss each future potential customer (“Future customer”) with Imprev prior to granting access to the Integrated Product to any such Future customer. All terms related to the Marketing Center and Marketing Center pricing shall be agreed upon between the Parties in writing in the form of a Statement of Work prior to any commitment to a Future customer. Imprev reserves the right to refuse any Future customer (provided Imprev provides the rationale for such refusal to Market Leader).

2.3.2.	End User License Agreement. The Integrated Product shall at all times require each End User to agree to the End User License Agreement attached as part of each SOW (in the manner described in Section 1.7). Imprev shall be a named third party beneficiary of each End User License Agreement entitled to enforce any rights granted to Market Leader in such agreement applicable or beneficial to Imprev.

2.3.3.	[*]

2.4	Subcontractors. Market Leader shall not use any third party (other than its employees) in the performance of Market Leader’s obligations hereunder unless such third party agrees in writing to undertake the obligations of Market Leader pursuant to this Agreement, including the confidentiality section (provided, however, in no case shall Market Leader engage a third party subcontractor who is a direct competitor of Imprev to perform any obligations involving Imprev Products without Imprev’s prior written consent. For purposes of the foregoing sentence, “direct competitors” mean the following specified companies: [*] and others as mutually agreed by the parties.

3.	License Grant

3.1	Market Leader License. Imprev grants to Market Leader a revocable, royalty-free (subject to the payment terms set forth herein), non-exclusive and non-transferable, with right to sub-license per an executed SOW, license to permit End Users to access and use the Marketing Center and Marketing Center Services as a part of the Integrated Product on the terms set forth in the End User License Agreement. The Marketing Center and the Marketing Center Services may not be sold or distributed on a stand-alone basis, nor used for industries outside of real estate or for anyone other than permitted End Users. The licenses granted by this Agreement and all rights for Market Leader and End Users to use the Marketing Materials terminate upon the earlier of the date this Agreement or the applicable SOW expires, terminates or is cancelled. Market Leader may not otherwise rent, lease, grant a security interest in, or otherwise transfer any rights in the use of the Imprev Marketing Platform or any Imprev Product without express written permission of Imprev.

3.2	Marketing Material License Grant. Market Leader grants to Imprev a revocable, royalty-free, non-exclusive and non-transferable, with no rights to sub-license, license to use the Customer Marketing Materials and Market Leader Marketing Materials as provided, without modification, to perform its obligations under this Agreement. Use by Imprev of the Customer Marketing Materials and Market Leader Marketing Materials shall at all times conform to applicable law or regulation. Imprev acknowledges and agrees that Customer Marketing Materials and any Customer Marks are the sole property of Customer. Imprev retains all rights to control which Imprev Marketing Materials are presented for use through the Marketing Center (provided that if an SOW provides for specific Imprev Marketing Materials to be provided for use through the Marketing Center for that Customer, Imprev shall not have the right to revoke such Customer’s access to such Imprev Marketing Materials during the term of such SOW).

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3.3	End User. Imprev shall notify Market Leader (including the reasons) and Market Leader shall promptly block access to the Marketing Center for any End User, if Imprev has reason to believe such End User is in violation with the End User License Agreement or applicable law. If the End User cures the violation, Market Leader and Imprev shall work together to determine whether to reinstate access for such End User.

3.4	Advertising and Marks. Neither Party shall have the right to use the Imprev Marks or Market Leader Marks, as applicable, in such Party’s advertising or marketing or in any document prepared by it, or on such Party’s behalf or at its direction, unless such Party receives prior written authorization from the other Party or such use is specifically permitted by this Agreement.

4.	Ownership of Intellectual Property Rights

4.1	By Imprev. Imprev exclusively reserves all right, title and interest in and to the Imprev Marketing Platform, Imprev Products, the Marketing Center, Imprev Marketing Material and all associated Intellectual Property Rights. No right, title or interest in the Imprev Marketing Platform, the Marketing Center, Imprev Marketing Material, Imprev Products or associated Intellectual Property Rights is granted to Market Leader or any Customer or End User, except for any rights expressly granted pursuant to this Agreement. Imprev shall own all rights, title and interest, including all Intellectual Property Rights, in and to any improvements to the existing Imprev Marketing Platform, Marketing Center, Imprev Products or any new programs, upgrades, modifications or enhancements to the Imprev Marketing Platform, Marketing Center or Imprev Products developed by Imprev in connection with rendering any services to Market Leader, or any of its affiliates, including any modifications and enhancements made per Section 7, excluding any portion covered in Section 4.3 below. If any unique improvements, modifications, or improvements are made to the Integrated Product based on Market Leader’s suggestion or request—the suggestion or request being made in writing referencing this Agreement and being accepted as unique in writing by Imprev (each of which would be considered Derivative Works), Imprev shall provide a six month term of exclusivity from the commercial availability thereof, unless otherwise mutually agreed by the parties in writing. Imprev shall own all Intellectual Property Rights in any Derivative Works of Imprev Marketing Material and Imprev Products. Notwithstanding anything in this Agreement to the contrary, Market Leader recognizes and agrees that Imprev is in the business of building marketing materials for use on its own site and other sites and that such marketing material may be similar to Customer Marketing Material. Imprev shall be able to develop such marketing materials without being in violation of this Agreement. Imprev shall retain the right to create Derivative Works from Imprev Marketing Material at all times. Imprev shall have the ability to develop marketing centers and use all Imprev Products for other companies using the content provided by such companies without violating this Agreement. If a third-party notifies Imprev that any of the Marketing Material provided in the Marketing Center provided as part of an Integrated Product violates the third-party’s Intellectual Property Rights, Imprev shall have the right to remove such Marketing Material at Imprev’s sole discretion.

4.2	No Modifications. Market Leader shall not, directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, modify, add-on to, reverse engineer, decompile, use or allow access to the Marketing Center or any Imprev Product, in whole or in part, except as expressly permitted by this Agreement. Any use of the Marketing Center by Market Leader not expressly permitted under this Agreement is prohibited.

4.3

By Market Leader. Market Leader exclusively reserves all right, title and interest in and to the Market Leader Products and Market Leader Marketing Material and all associated Intellectual Property Rights. No right, title or interest in the Market Leader Products or Market Leader Marketing Material or associated Intellectual Property Rights is granted to Imprev, except for any rights expressly granted

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

pursuant to this Agreement. Market Leader shall own all Intellectual Property Rights in any Derivative Works of Market Leader Products, excluding any portion that contains the Marketing Center or Marketing Center Services or any other Imprev Products. Market Leader shall own all rights, title and interest, including all Intellectual Property Rights, in and to any improvements to the existing Market Leader Products or Market Leader Marketing Material or any new programs, upgrades, modifications or enhancements to the Market Leader Products or Market Leader Marketing Material developed by Market Leader, excluding any portion covered in Section 4.1 above. Market Leader shall retain the right to create Derivative Works from Market Leader Products and Market Leader Marketing Material at all times. Market Leader shall have the ability to develop marketing centers and use all Market Leader Products for other companies without violating this Agreement

4.4	Ownership of Data. Imprev acknowledges that Customer shall own all information regarding Customer and Sales Associates utilized by Market Leader in connection with this Agreement. Imprev may not use such information for any purposes other than to perform its obligations under this Agreement.

5.	Promotion and Marketing

5.1	Press Releases. Upon execution of this Agreement, the Parties shall collaborate on creation and distribution of a joint press release announcing their business relationship, to be issued after the Launch Date, at a time mutually agreed to by the Parties. The written approval of both Parties will be required before the dissemination of any such press release.

5.2	Imprev Endorsement. Market Leader shall provide ongoing endorsement of Imprev and the Marketing Center Services from senior management for Imprev’s use in advertising, articles and other promotional opportunities in such form as Market Leader approves. Such endorsement may include, but is not limited to, use of the Market Leader’s image, quotes/testimonials from Market Leader management and any Market Leader Marks.

6.	Support and Maintenance

6.1	Technical Support. Imprev will provide End Users with in-application instruction and information, as well as a Marketing Center FAQ that shall be no less comprehensive than those items as provided by Imprev in connection with its other clients where it provides similar services. Market Leader shall provide first level technical support to all End users. First level technical support consists of resolving direct questions of End Users. Imprev shall supply Market Leader with second level technical support directly to a Market Leader designated primary contact, which Market Leader may define from time-to-time. Second level support consists of resolving direct questions of the designated primary contact to Imprev. Imprev will provide second level customer technical support during Business Hours and with response times identical to response times specified in Section 3, Incident Management, in Exhibit B, Service Level Agreement.

6.2	Support and Maintenance. Imprev shall provide support services in accordance with the Service Level Agreement attached as Exhibit B.

6.3

Market Leader Technical Support Training. Imprev will provide Market Leader corporate representatives with technical support training prior to the Launch Date (“Initial Training”). Imprev will deliver the Initial Training via a combination of on-site training, conference calls and online training using Citrix “GoToMeeting” or comparable service. The Initial Training will cover the full functionality of the Marketing Center and Marketing Center Support Tools. The Initial Training will enable Market Leader representatives who complete Initial Training to provide first level technical

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

support. After launch, Imprev will continue to provide ongoing training and train the trainer sessions to Market Leader representatives on an as-needed basis for skills improvement, for new Market Leader representatives, and to explain new features and functionality of the Marketing Center. Ongoing Initial Training will be available no more than once a month unless agreed to by Imprev.

7.	Professional Services

7.1	Technology Development. From time to time Market Leader may request modifications and enhancements to the Marketing Center, which shall be subject to Imprev’s agreement, at which time Market Leader may incur a Technology Development Fee. The Technology Development Fee shall be billed per Exhibit A for all related development work (“Technology Development Fee”). Where mutually agreed upon, (including with respect to the quote referenced in the next sentence), Market Leader and Imprev shall work together to implement such modifications and enhancements. Imprev shall provide Market Leader with a quote for any Market Leader costs associated with such modifications and enhancements prior to beginning any development work. Imprev and Market Leader shall mutually agree to the scope and potential billable hours prior to Imprev conducting any billable work. In no case will Market Leader be billed for any technology development without Market Leader’s prior written agreement.

7.2	New Products. Upon request from Market Leader Imprev may agree to build a new product type not currently supported on the Imprev Marketing Platform. The cost of developing a new product type will be determined based on the product requirements per Exhibit A. Imprev retains the right to offer the new product through its retail site and to other corporate clients.

7.3	New Features. Imprev may, in its sole discretion, make new feature releases available to Market Leader. If Market Leader wishes to add features to the Marketing Center that require modification of the code base of the Imprev Marketing Platform Market Leader shall be billed a Technology Development Fee, per Exhibit A, for all development work required to add the feature(s). Imprev and Market Leader shall mutually agree to the scope and potential billable hours prior to Imprev conducting any billable work. In no case will Market Leader be billed for any new features without Market Leader’s prior written agreement.

8.	Fees and Payments. All fees owed will be outlined in each SOW.

8.1	Payment Terms. Any payment terms that differ from those set forth below will be outlined in a SOW. The fees referenced below are defined in each SOW (i.e. Configuration Fee, etc.).

8.1.1.	Payment Delivery. Market Leader shall pay all fees due in US Dollars via bank transfer for amounts greater than and equal to $5,000 and via check for amounts under $5,000.

8.1.2.	Configuration Fee. The Configuration Fee is due and payable on the date the SOW is executed.

8.1.3.

Monthly License Fees. Market Leader shall pay to Imprev all Monthly License Fees in advance of the month, i.e. due on January 1st for the service period January 1st through January 31st. Market Leader is solely responsible for ensuring that all payments are remitted as required by this Agreement and any SOW, and acknowledges that Imprev is not required to deliver an invoice to Market Leader.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

8.1.4.	Stored Value Account Funds. Market Leader shall pay to Imprev all Stored Value Accounts Funds collected in the prior week, i.e. Sunday through Saturday, by the following Friday.

8.1.5.	Professional Services Fees. Imprev shall invoice Market Leader electronically at the end of each month for all Professional Services Fees for services rendered during that month. All invoices shall be due and payable within thirty days (30) of the date of Imprev’s invoice.

8.1.6.	Other Revenue and Income. Market Leader shall pay Imprev all other revenue and income due to Imprev within fifteen (15) days from the end of the prior month.

8.2	Late Payments. On the second occurrence and thereafter of there being any undisputed amount that is more than fifteen (15) days past due, Market Leader shall pay the greater of 1) interest at the rate of one and a half percent (1.5%) per month (or if less, at a rate equal to the highest rate permitted under applicable law), from the day such amount is due until paid or 2) a late payment penalty of five percent (5%) of the past due amount. Imprev may, as a result of an undisputed amount due but not paid within sixty (60) days of the due date, and after 10 business days prior written notice to Market Leader after which time such payment remains unpaid, among other legal or equitable rights or remedies available to it, discontinue access to the Imprev Marketing Platform and the Marketing Center until the past due amount is paid. Market Leader must notify Imprev immediately if the Customer is late with any payment that would affect Market Leader being current with its Payment obligations under this Agreement associated with such Customer. Imprev, at its discretion, may work with Market Leader under such circumstances to establish new payment terms until such Customer is current.

8.3	Taxes. Market Leader shall be responsible for any applicable sales or use taxes or any value added or similar taxes payable with respect to the Integrated Product, other than taxes levied or imposed based upon Imprev’s income. In the event that Imprev pays any such taxes on behalf of Market Leader, Imprev shall invoice Market Leader for such taxes and Market Leader agrees to pay such taxes in accordance with this Agreement.

9.	Audit Rights and Payment Adjustments

9.1	Audit. Imprev may conduct, from time to time but no more frequently than once each year, at Imprev’s expense, audits of Market Leader’s obligations under this Agreement relating to use of the Imprev Marketing Platform and compensation owed. Imprev shall conduct no more than one (1) such audit during any year, subject to Section 9.2. Such audits shall be conducted by Imprev’s certified public accountants (other than on a contingent fee basis) during normal business hours. Imprev shall provide Market Leader with no less than fifteen (15) days prior notice of an audit.

9.2	Payment Adjustments. If an audit reveals that Market Leader has under-paid Imprev by five percent (5%) or more of the aggregate amount due for any audited period of time, Market Leader agrees in addition to reimbursing Imprev for the cost of the audit (if the underpayment was Market Leader’s fault), to re-computing and making immediate payment to Imprev of all amounts due, plus paying ten percent (10%) interest per annum on the unpaid amount or difference, (if the underpayment was Market Leader’s fault), from the original payment due date. Imprev will have the right to conduct an additional audit in the calendar year if an earlier audit reveals that Market Leader has under-paid Imprev by five percent (5%) or more. Imprev will provide Market Leader with no less than fifteen (15) days notice of an audit. Imprev shall be responsible for all costs and attorney fees related to such audits (except as set forth in the first sentence of this Section 9.2). Market Leader agrees to provide Imprev’s designated audit or inspection team access to the relevant Market Leader records and facilities.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

10.	Term and Termination

10.1	Initial and Renewal Term. The Initial Term of this Agreement shall commence on the Effective Date and will remain effective until the fifth anniversary of the Effective Date (the “Initial Term”) unless earlier terminated as provided herein. After the Initial Term, this Agreement will automatically renew for successive additional one (1) year periods (“Renewal Terms”), unless otherwise terminated at the end of the Initial Term or any Renewal Term by either Party by giving written notice to the other Party not less than one hundred twenty (120) days prior to the end of a Term. Notwithstanding the foregoing, this Agreement may not terminate with respect to a particular SOW while such SOW is in effect. As used herein, the Initial and any Renewal Terms are referred to collectively as the “Term”.

10.2	Term of End User Licenses. Each End User License shall terminate upon the earliest of (i) the term set forth in the End User License Agreement, (ii) on the termination date of this Agreement, (iii) upon termination of the SOW related to the End User License, or (iv) upon the termination of Customer’s relationship with the respective End User.

10.3	Termination for Breach, Default or Insolvency. Either Party shall have the right to terminate this Agreement at any time by giving written notice to the other Party if the other Party: (a) commits a non-curable default or violation of this Agreement; (b) commits a curable default or violation of this Agreement which is not remedied within thirty (30) days after written notice thereof has been served on the defaulting party; (c) has a receiver or administrative receiver appointed for it or over its undertakings or assets, and such appointment is not dismissed within ninety (90) days, or (d) files a petition in bankruptcy or has filed against it a petition in bankruptcy, which later petition is not discharged within ninety (90) days.

10.4	Termination of SOW. In addition, Market Leader may terminate the applicable SOW at any time by giving written notice to Imprev that the agreement pursuant to which Market Leader provides an Integrated Product to a Customer has terminated or expired. Market Leader must provide Imprev immediate notice upon Market Leader receiving notice of termination of any SOW.

10.5	Rights upon Termination and Effect of Termination. Upon any termination or expiration of this Agreement:

10.5.1.	Market Leader shall immediately pay all amounts then due and payable to Imprev.

10.5.2.	Each Party shall immediately cease using Market Leader Marks or Imprev Marks, as applicable, discontinue all representations that it is associated with the other Party, and as applicable, return to the other Party all copies of the Marketing Center, any materials containing the Market Leader Marks or Imprev Marks, related user documentation, and Confidential Information in its possession. Market Leader shall cease offering the Marketing Center to Sales Associates. Except as otherwise provided herein, all license grants hereunder shall terminate upon termination or expiration of this Agreement.

10.5.3.	All Customer Marketing Material on the Marketing Center will be removed.

10.5.4.	Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from, or incident to, any termination of this Agreement by such Party or any expiration hereof which complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expenses. In particular, without in any way limiting the foregoing, neither Party shall be entitled to any damages related to prospective profits or anticipated sales.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

10.5.5.	For purposes of clarification, if this Agreement terminates, either party may negotiate directly with a former Customer to provide them products or services.

11.	Dispute Resolution

11.1	Waiver of Jury Trial. The Parties waive the right to a jury trial in any action arising out of or related to this Agreement or any aspect of the relationship between the Parties.

11.2	Dispute Resolution Procedure. In the event of any dispute between the Parties arising out of or relating to this Agreement, or the breach or alleged breach, termination, or validity thereof (a “Dispute”), such Dispute will first be subject to resolution by senior managers of Imprev, on the one hand, and the senior managers of Market Leader, on the other hand, and the Parties will make good faith efforts to resolve such Dispute within thirty (30) days of receipt by a Party of written notice of such Dispute. In the event the foregoing officers are unable to resolve the Dispute within such thirty (30) day period, either Party may take any legal action it deems necessary or appropriate. The Parties to this Agreement will not initiate any legal action or proceeding, including any arbitration, mediation or litigation unless and until the foregoing dispute resolution set forth in this Section has been complied with or waived. Failure of a Party to fulfill its obligations in this Section, including failure to meet telephonically or in person timely upon the other Party’s notice, will be deemed such a waiver.

11.3	Forum Selection Clause and Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington. All disputes will be arbitrated or litigated in King County, State of Washington. In the event of any litigation or arbitration regarding the rights and obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and Arbitrator fees and costs, in addition to any other relief that may be granted. The “prevailing party” shall mean the party who receives substantially the relief desired, whether by settlement, dismissal summary judgment, judgment or otherwise.

12.	Representations

12.1	By Imprev. Imprev represents and warrants that: (a) it owns, or has licenses for, all the rights (including copyrights and/or licenses and trademarks), to create and operate the Marketing Center (including related software) and necessary to perform its obligations under this Agreement, and (b) the Imprev Marks and Imprev Products do not infringe on the intellectual property rights of any third party.

12.2	By Market Leader. Market Leader represents and warrants that: (a) it owns, or has licenses for, all the rights (including copyrights and/or licenses and trademarks) to create the Marketing Material and necessary to perform its obligations under this Agreement and (b) the Customer Marketing Material and Customer Marks and Market Leader Products do not infringe on the intellectual property rights of any third party.

12.3	Mutual. Each Party represents and warrants that (a) the performance by that Party pursuant to this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions, or constitute a default under, any agreement by which such Party, or any of its properties, is bound, (b) such Party is, and will remain throughout the Term, in material compliance with all applicable laws and regulations, and (c) such Party has the corporate power and authority to enter into and perform its obligations under this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

13.	Warranties, Disclaimers, Limitations and Reservations

13.1	NO WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES, AND BOTH HEREBY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES, INCLUDING (WITHOUT LIMITATION), IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IMPREV DOES NOT MAKE ANY WARRANTY THAT THE MARKETING CENTER OR ANY MARKETING CENTER SERVICES WILL BE FREE FROM DEFECTS, FAULTS OR ERRORS OR THAT ACCESS TO THE MARKETING CENTER AND MARKETING CENTER SERVICES WILL BE UNINTERRUPTED.

13.2	LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF A PARTY’S DUTY OF CONFIDENTIALITY OR A PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, ARISING OUT OF THIS AGREEMENT. EXCEPT FOR A BREACH OF A PARTY’S DUTY OF CONFIDENTIALITY OR A PARTY’S INDEMNIFICATION OBLIGATIONS, EITHER PARTY’S ENTIRE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AMOUNT PAID UNDER THIS AGREEMENT TO IMPREV IN THE SIX MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

14.	Indemnification

14.1	Indemnification by Imprev. Imprev agrees, at its own expense, to indemnify, defend and hold harmless Market Leader (and its officers, employees, directors, agents and representatives), from any and all losses or damages (including reasonable attorneys’ fees) in connection with any claim, suit, action or other proceeding made or threatened by a third party that arises from Imprev’s breach of any representation, warranty, covenant or other obligation in this Agreement. Notwithstanding the foregoing, Imprev shall not under this Agreement indemnify, and shall not otherwise be liable hereunder to, Market Leader for (1) any use of the Marketing Center or the Imprev Marketing Platform by Market Leader other than for the uses expressly permitted in this Agreement, (2) any images or any other content provided or supplied by or on behalf of End Users by a party other than Imprev, or (3) for any materials provided by any party other than Imprev that are misleading, do not comply with governmental requirements, are pornographic or violate any law.

14.2	Indemnification by Market Leader. Market Leader agrees, at its own expense, to indemnify, defend and hold harmless Imprev (and its officers, employees, directors, agents and representatives), from any and all losses or damages (including reasonable attorneys’ fees) in connection with any claim, suit, action or other proceeding made or threatened by a third party that arises from Market Leader’s breach of any representation, warranty, covenant or other obligation in this Agreement. Notwithstanding the foregoing, Market Leader shall not under this Agreement indemnify, and shall not otherwise be liable hereunder to, Imprev for (1) any images or any other content provided or supplied by Imprev, or (2) for any materials provided by Imprev that are misleading, do not comply with governmental requirements, are pornographic or violate any law.

14.3

Procedure. In connection with any claim, suit, action or proceeding, the indemnified party will (a) give the indemnifying party prompt written notice of such claim, suit, action or proceeding, (b) cooperate with the indemnifying party (at the indemnifying party’s expense) in connection with the defense and settlement of such claim, suit, action or proceeding, and (c) permit the indemnifying party to control the defense and settlement of such claim, suit, action or proceeding, provided that the

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

indemnifying party may not settle such claim, suit, action or proceeding without indemnified party’s prior written consent (which will not be unreasonably withheld or delayed). Further, the indemnified party (at its cost) may participate in the defense and settlement of such claim, suit, action or proceeding. The indemnifying party will pay any and all costs, damages and expenses, including reasonable attorneys’ fees and costs as incurred by the indemnified party in connection with or arising from any claim, suit, action or proceeding covered by Sections 14.1 or 14.2.

15.	Market Leader Certification & Acknowledgements. Market Leader certifies that it understands and acknowledges that:

15.1	Imprev may, at its sole discretion, refuse to distribute any email, web or postal content or other information provided by End Users that contains information that Imprev reasonably believes to be defamatory, inappropriate, infringing, or otherwise unlawful (provided Imprev shall notify Market Leader of its refusal to distribute and provide the basis for such refusal).

15.2	Imprev may, at its sole discretion, refuse to distribute any email sent by any End User to any email address if Imprev reasonably believes that such End User does not have the legal right to send such email(s) (provided Imprev shall notify Market Leader of its refusal to distribute and provide the basis for such refusal).

15.3	Imprev has no obligation to review email content, email addresses, address or contact information or related information provided by End Users to ensure that such comply with applicable laws.

16.	Confidentiality

16.1	Confidential Information. The term “Confidential Information” shall mean all non-public information that a Party designates as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential. Confidential Information shall include, without limitation: this Agreement and its provisions; information concerning current, future or proposed products and services (and their descriptions); financial information; information related to mergers or acquisitions; passwords and security procedures; computer programs, software and software documentation; lists or names of (or other information relating to) clients, transferees, customers and/or prospective clients; records; policies, practices, procedures, technical specifications and operating manuals; and all information, data or materials relating to the business, trade secrets and technology of either Party, its customers, clients, employees, business affairs, affiliates (and its parents’ affiliates) and subsidiaries.

16.2

Nondisclosure of Confidential Information. Each Party shall, with respect to Confidential Information of the other Party shall during and after the Term: (1) to take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but no less than reasonable care, to keep the Confidential Information confidential, (2) not to disclose Confidential Information to any third party other than to its employees and consultants on a need-to-know basis, provided that such persons shall be informed of the confidential nature of such information, and shall have executed appropriate written agreements sufficient to enable receiving party to comply with all the provisions of this Agreement (“Permitted Parties”), (3) not to make any use, disclosure or dissemination whatsoever of the Confidential Information except in connection with, and as permitted by, this Agreement, (4) not to modify, reverse engineer, decompile, disassemble, or create derivative or other works based upon, containing or otherwise relating to Confidential Information, except as expressly permitted by this Agreement. Receiving party shall be responsible for any breach of this Agreement by any of its Permitted Parties and receiving Party agrees to take all reasonable measures to restrain such parties from prohibited or unauthorized disclosure or use of the

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Confidential Information. Receiving Party shall immediately notify disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement and will cooperate with disclosing Party to regain possession of the Confidential Information and prevent its further unauthorized use.

16.3	Exceptions. The provisions of this Confidentiality shall not apply to Confidential Information that is (a) made public other than pursuant to a breach of this Agreement, (b) rightfully becomes generally available to the public, (c) received from a third-party having the legal right to disclose the Confidential Information free of any obligation of confidence, or (d) is developed by a party independently of and without reliance on any Confidential Information of the other party. In the event that either Party becomes legally compelled to disclose any Confidential Information of the other Party, such Party shall provide the other Party with prompt prior notice, so that the Party having the right to keep such Confidential Information confidential shall have reasonable time to seek a protective order or other appropriate remedy.

16.4	Remedies. Each Party acknowledges that a breach of any of the provisions of this Confidentiality Section by the other Party will result in immediate and irreparable harm and that any remedies at law in such event will be inadequate. A breach of this Confidentiality Section by one Party shall entitle the non-breaching Party to obtain injunctive relief to restrain the breach; this right shall be in addition to, and not in lieu of, any other remedies at law or in equity.

16.5	Return of Confidential Information. Upon termination of this Agreement, each Party shall destroy or return all Confidential Information received from the other Party. Each Party agrees that it will not retain any copy, summary or extract of the Confidential Information or any related work papers on any storage medium. Upon request, each Party will provide a certification from an appropriate officer that the requirements of this subsection have been satisfied.

17.	Miscellaneous

17.1	Independent Contractors. The Parties are entering into this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other Party or enter into any agreement or legally binding commitment or statement on the other Party’s behalf or in the other Party’s name.

17.2	Notices. Any notice or other communication under this Agreement given by either Party to the other Party will be in writing and will be deemed properly given when sent to the intended recipient by registered or certified mail, receipted commercial courier or delivery service, or electronically receipted facsimile transmission (acknowledged in like manner by the intended recipient) at its address specified below its signature at the end of this Agreement. Either Party may from time to time change such address or individual by giving the other Party notice of such change in accordance with this Section.

17.3	Non-waiver. The failure of either Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision. The remedies specified in this Agreement are in addition to any other remedies that may be available in law or otherwise.

17.4

Assignment/Binding Nature. Neither party may assign, voluntarily, by operation of law, or otherwise, any rights, or delegate any duties under this Agreement without the other party’s prior written consent (which will not be unreasonably withheld or delayed), except (a) in connection with any merger, consolidation, or other reorganization involving such Party, (b) to any of its Affiliates or

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(c) to any person or entity to which the assigning Party transfers all or substantially all of its assets or ownership interests. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

17.5	Entire Agreement. This Agreement and any exhibits attached hereto (a) represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written negotiations and agreements regarding such subject matter, (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party, and (c) will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to the conflicts of law rules.

17.6	Severability. The provisions of this Agreement are severable, and if any provision of this Agreement shall be held to be invalid, illegal, or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

17.7	Survival. All provisions of this Agreement that reasonably may be interpreted as surviving termination or expiration of this Agreement will survive the termination or expiration of this Agreement by either Party for any reason, including without limitation Sections 4, 8, 9, 11-14, 16 and 17.

17.8	Force Majeure. Neither Party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party’s reasonable control, such as rolling blackouts, floods, bombings etc., and that such Party is unable to overcome through the exercise of commercially reasonable diligence for a single period not to exceed thirty days.

17.9	Interpretation. This Agreement shall be construed according to its fair meaning and as if prepared by both Parties hereto. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others wherever and whenever the context so dictates.

17.10	Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

In witness whereof, the Parties have caused this Agreement to be executed as of the Contract Date first written below:

Market Leader: Market Leader, Inc. a Washington Corporation		Imprev: Imprev, Inc. a Washington Corporation

/s/ Ian Morris		/s/ Renwick Congdon
By:	Ian Morris	By:	Renwick Congdon
Title:	CEO	Title:	President & CEO

Date:	02/16/2011	Date:	02/17/2011

Notice Address: Market Leader, Inc. 11332 NE 22nd Way Kirkland, WA 98034 Facsimile:		Notice Address: Imprev, Inc. c/o Legal Department PO Box 53346 Bellevue, WA 98015-3346 Facsimile: (425) 458-4801

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT A

PROFESSIONAL SERVICES

Marketing Material Development

Market Leader may design the Marketing Material, hire outside designers or contract with Imprev on a work-for-hire basis. Custom design work, or hiring Imprev to make Derivatives of Marketing Material will incur an hourly fee per Table A.1.

Marketing Material Loading

All Marketing Material, whether created by Imprev on a work-for-hire basis or provided by Market Leader, will have a one-time Marketing Material Loading Fee to web and data enable them for use on the site. This fee covers engineering the design into the system, testing and categorization in the Marketing Material library. The fee schedule is shown in Table A.1.

Table A.1 - Marketing Material Work-For-Hire and Marketing Material Loading Fee Schedule

Product	Hourly Fee	Loading Fee
Print – 8.5 x 11”	$[*]	$[*] (1-2 Pages) $[*] (up to 4 Pages)
Print – Postcards	$[*]	$[*] per postcard 1-2 Page
Multimedia & HTML	$[*]	Priced by Project

Professional Services Fee Schedule

Table A.2 - Professional Services Fee Schedule

Service	Fee	Description
Technology Development	$[*] / Hr	• Technology Development • New Features • Custom Configuration • Phrase Assistant Loading • Image Assistant Loading • Home Page Modification
Data Enable Design	$[*] per hour	• $[*] per single page design
Content Writing	$[*] / Hr	• Priced by Project
Graphic Design Work	$[*] per hour	• Folder text • Logos • Images • Icons • Etc.
Marketing Material Organization	$[*] per hour	• Restructuring folders

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

• Adding or modifying folder text
Logo Loading	$[*] per logo	• Bulk logo loading discounts available
New Product	Priced by Project

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT B

SERVICE LEVEL AGREEMENT

Imprev will use commercially reasonable efforts to ensure the Marketing Center is Available for End Users as set forth below; provided, however in order to provide a transition and ramp up period to facilitate Imprev and Market Leader rolling out the Marketing Center Services to End Users, for the first [*] days following the Launch Date in the event Imprev provides service availability during business hours of at least [*] and during non-business hours of at least [*], Imprev shall be deemed not to be in breach of this SLA or the Agreement.

1.	Service Availability

1.1.	Definitions

Available – Marketing Center Services are available to End Users within the Service Response Time set forth herein.

Business Hours – 6:00 AM to 6:00 PM PST, Monday through Friday, excluding US Holidays (New Years, Memorial Day, Fourth of July, Labor Day, Thanksgiving, half-day Christmas Eve and Christmas Day).

Feature Request – A request for change in the intended behavior of a computer system or application.

Imprev Equipment – Co-located hardware equipment used by Imprev to provide Marketing Center Services including Web Servers, File Servers, Database Servers, Storage Devices, Routers, Switches, cabling and other network equipment.

Incident – An Incident occurs when the Marketing Center Services are Unavailable.

Incident Confirmation – Acknowledgement by voice or email from Imprev to Market Leader of an Incident Notice that was triggered by Market Leader, or dispatch of Incident Notice by Imprev to Market Leader via email or voice.

Incident Notice – Notification by Imprev to Market Leader or by Market Leader to Imprev that an Incident has occurred.

Incident Resolution – Marketing Center Services are Available after an Incident.

Incident Response Time – The time beginning at Incident Notice and ending at Incident Resolution.

Non-Business Hours – 6:00 PM to 6:00 AM PST Monday through Thursday, 6:00 PM Friday to 6:00 AM Monday and the US Holidays defined above.

Notification – Communication by Imprev to Market Leader through the Support Contact or by Market Leader to Imprev via email at sitedown@imprev.com or by voice during Business Hours to 425-458-4800 x2.

Scheduled Maintenance – Activity involved in maintaining the Marketing Center in good working order at a scheduled time. Tier 1 Scheduled Maintenance includes, but is not limited to, server hardware, network equipment, hardware drivers, and security updates. Tier 1 Scheduled Maintenance must be conducted during non-business hours on not less than 24 hour prior notice to Market Leader and shall not occur for more than four (4) aggregate hours per calendar month. Tier 2

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Scheduled Maintenance applies to activity required to expand the Marketing Center’s capabilities such as relocating co-location facilities, replacing data storage infrastructure (SAN, NAS, Cloud, etc.) and other large projects. Market Leader must be notified at least 30 days in advance of Tier 2 Scheduled Maintenance and will be involved in scheduling the period of time the Marketing Center will be unavailable to end users due to such maintenance. Tier 2 Scheduled Maintenance shall not occur more than twenty-four (24) aggregate hours per quarter and no single maintenance event shall last more than six (6) aggregate hours.

Service Period – A calendar month.

Service Response Time - The time interval beginning with the submission of a server request by an End User and ending when a response is served from an Imprev Web Server as measured by Imprev Performance Measurement processes.

Software Defect – An error, flaw, mistake, failure or fault in a computer program that prevents it from behaving as intended, for example, producing an incorrect result or error message. Software Defects are also known as “bugs”.

Support Contact – an employee or agent designated by Market Leader to Imprev for Notification purposes as set forth herein.

Unavailable – Marketing Center Services shall be deemed to be unavailable if a request submitted to an Imprev server fails to return a complete response in accordance with the definition of Available.

Urgent Maintenance - Actions or procedures required beyond the reasonable control of Imprev (and which couldn’t have been avoided with commercially reasonable maintenance and diligence) to correct conditions that are likely to cause severe service degradation. Some degradation of service may be experienced during this time frame. Examples include, security updates, Imprev Equipment failure (or imminent failure) requiring hard or soft reboots of Imprev Equipment. Imprev shall provide as prompt notice as reasonably possible to Market Leader in the event of the need for Urgent Maintenance and the reasons for such maintenance. Urgent Maintenance shall not occur more than four (4) aggregate hours per calendar month.

1.2.	Service Standards

Subject to Sections 1.3, Imprev will supply the service levels for Marketing Center Services Availability and maximum Service Response Time outlined in Table 1:

Table 1 – Service Availability

	Business Hours	Non-Business Hours
Availability	[*]	[*]
Maximum Service Response Time (measured at the 90th percentile)	[*]	[*]

1.3.	Conditions of Delivery

The Marketing Center being Unavailable due to the following events is excluded from these guarantees:

1.3.1.	Internet Connectivity - End Users will have a broadband or equivalent high-speed connection to the Internet. This connection must have adequate available bandwidth, measured in accordance with Paragraph 2.2, to support expedient traversal of HTTP and HTTPS Internet packets. End Users using a mobile device, dial up Internet or any other type of low speed access are not covered by this SLA.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

1.3.2.	Circumstances beyond Imprev’s reasonable control (and which couldn’t have been avoided with commercially reasonable maintenance and diligence) or a force majeure event, including but not limited to, acts of God, nature, act or omission of government or any regulatory body, agency or official, enactment of law, governmental regulation, war (declared or undeclared), insurrection, sabotage or terrorism, armed conflict, embargo, fire, flood, strike or other labor disturbance, interruption of or delay in transportation, unavailability of or interruption or delay in telecommunications or third party services, virus attacks or hackers, failure of third party software or services (including, without limitation, ecommerce software, payment gateways, chat, or statistics or free scripts) or inability to obtain raw materials, supplies, or power used in or equipment needed for provision of this Service Level Agreement (this “SLA”).

1.3.3.	Scheduled Maintenance and Urgent Maintenance.

1.3.4.	Execution of a Market Leader requested platform modification that requires downtime.

1.3.5.	Downtime caused by action or inaction of Market Leader.

2.	Definition of Services

2.1.	Performance Measurement. Performance measurement is continuously conducted by Imprev using commercially standard monitoring facilities that measure Service Response Time by emulating End User interaction with Marketing Center Services. This monitoring is conducted over the Internet from locations of Imprev’s choosing. Additional monitoring is performed by facilities co-located with Imprev’s servers.

2.2.	Available Calculation. Imprev Service Availability will be calculated as the percentage of a particular month (based on 24-hour days for the number of days in the subject month) that Marketing Center Services are available.

3.	Incident Management.

3.1.	Incident Confirmation. Upon receipt of an Incident Notice, Imprev will confirm the Incident with the Support Contact within the Incident Confirmation Time found in Table 2 of this SLA that applies to the time period during which the Incident occurred.

3.2.	Incident Response Time. Imprev will use commercially reasonable efforts to resolve Incidents to achieve the Incident Response Time indicated in Table 2.

3.3.	Incident Reporting. Incidents that are not resolved within the Incident Response Time in Table 2 will be reported via voice or email to the Support Contact on or before the end of the Incident Response Time. The Support Contact will also be made aware of any known cause for the Incident and the expected resolution time.

Table 2 – Incident Management

Incident Management	Business Hours	Non-Business Hours
Incident Confirmation Time	[*]	[*]
Incident Response Time	[*]	[*]

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

4.	Responsibility of the Parties

4.1.	Market Leader Responsibilities.

4.1.1.	Support Contact Information. Market Leader will provide Imprev with the name, email address, Business Hour phone number, and Non-Business Hour phone number for a Support Contact and, optionally, a backup contact. Market Leader will notify Imprev by email to support_2@imprev.com within 24 hours of any change of contact, whereupon Imprev will acknowledge this change within 24 hours of receipt. Imprev is under no obligation to provide the communications described in this SLA if Market Leader fails to notify Imprev of changes to Support Contact as described in this section.

4.1.2.	Connectivity Issue Diagnosis. Market Leader will cooperate in good faith with Imprev in diagnosing possible connectivity issues with End Users who are experiencing Marketing Center Services Unavailability.

5.	Disaster Recovery. Imprev operates one data center in a secured co-location facility in the greater Seattle area. In the event of a regional disaster, Imprev will make all commercially reasonable efforts to restore Marketing Center Services as quickly as reasonably possible given the nature of the regional disaster.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT C

DRAFT STATEMENT OF WORK

The following information will be included in each executed SOW:

This Statement of Work (“SOW”) between Market Leader, Inc. (“Market Leader”) and Imprev, Inc. (“Imprev”) is entered into in connection with a Marketing Center Agreement between the parties dated                      (“Agreement”). All terms used, but not defined, herein shall have the meanings set forth in the Agreement.

This SOW is entered into on behalf of the Market Leader Client:

This SOW is entered into on behalf of the Market Leader Client:

Market Leader Client Name
# Sales Associates
Target Launch Date

1.	Marketing Center Configuration

Define Configuration Elements

2.	Marketing Center Product Offering

Define Product Offering

3.	Obligations of Imprev

Define Obligations

4.	Obligations of Market Leader

Define Obligations

5.	Marketing Material

Define scope and creation times.

6.	Professional Services

Define services included

7.	Fees

Define Fee Structure and Pricing

8.	Term

Define Term

9.	First Level Support

Define First Level Support Contact

10.	Terms of Use

Attached as Exhibit to SOW

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

IN WITNESS WHEREOF, each party acknowledges that it has read and understood the terms of this SOW and agrees to be bound by these terms.

Market Leader	Imprev
Name Market Leader, Inc.	Name of Client Imprev, Inc.
Signature	Signature
Name and Title of Person Signing	Name and Title of Person Signing
Signature Date	Signature Date

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

STATEMENT OF WORK

This Statement of Work (“SOW”) between Market Leader, Inc. (“Market Leader”) and Imprev, Inc. (“Imprev”) is entered into as of the later of the two signature dates below (“Effective Date”) in connection with a Master Service Agreement (“MSA”) between the parties dated February 17, 2011 All terms used, but not defined, herein shall have the meanings set forth in the MSA.

This SOW is entered into on behalf of the Market Leader Client:

Market Leader Client Name	Keller Williams, Inc. (“KW”)
# Sales Associates	All Sales Associates located in the United States or Canada (or in other countries, upon mutual written agreement of the parties), as may exist from time to time (at present, approximately, 80,000).
Target Launch Date	As set forth in an Exhibit to this SOW, with the actual launch date being the “Launch Date”

1.	Marketing Center Product Offering. The Imprev Basic Package and the Imprev Basic Package A La Carte products and services are detailed in SOW Exhibit A and shall be configured by Imprev for integration into Market Leader’s eEdge product in accordance with SOW Exhibit C. The Imprev Premium Package and the Imprev Realty Generator Package product and services are detailed in Exhibit A and shall be configured by Imprev for integration into Market Leader’s Premium Product and Realty Generator Product, respectively, in accordance with SOW Exhibit C. The Imprev Basic Package, Imprev Basic Package A La Carte, Imprev Premium Package and Imprev Realty Generator Package are individually and collectively referred to as the “Imprev Products for KW.” Market Leader’s Basic Product, Basic Product A La Carte, Premium Product and Realty Generator Product into which the Imprev Products for KW will be integrated (the “Market Leader Integrated Products for KW”) are described on SOW Exhibit B.

2.	Obligations of Imprev

2.1.	Imprev Deliverables. Imprev shall deliver the Imprev Products for KW in accordance with SOW Exhibits A and C.

2.2.	Marketing Center Account Management. Imprev will provide an account manager for Market Leader, whose responsibilities are set forth on SOW Exhibit D.

2.3.	Administration Tools. Imprev will provide Market Leader with a Marketing Center administration tool. The administration tools shall enable Market Leader to view End User profiles and pull limited site metrics and provide access to customer billing information.

3.	Obligations of Market Leader

3.1.	Reporting. Market Leader shall supply Imprev, not less than quarterly, an official Keller Williams Sales Associate count and other necessary information for determining amounts owed between the Parties.

3.2.	Marketing Center Promotion. Market Leader shall apply commercially reasonable effort and resources necessary to market and sell the Market Leader Integrated Products for KW to the Keller Williams Sales Associates in the United States and Canada.

3.3.	Marks. Market Leader will request (but cannot assure) KW permission for Imprev to use KW’s name in lists of Imprev customers.

4.	Marketing Material. As part of the Imprev Products for KW, Imprev will provide the Marketing Material per SOW EXHIBIT A, comprised of both Imprev Marketing Material and KW Marketing Material. Market Leader or KW may add its own custom Marketing Material to the Marketing Center subject to the terms set forth below. KW Marketing Material shall not be used on any other Imprev Marketing Center, or in any Imprev project that is not related to the Imprev Products for KW, unless agreed to in writing by KW.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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4.1.	Marketing Material Scope. Working within the parameters of the Imprev Products for KW, KW or Market Leader shall be able to increase the selection of Marketing Material in the Premium Product and per mutual approval between the Parties, to the Imprev Basic Package and Imprev Basic Package A La Carte, subject to the product types outlined in SOW EXHIBIT A. Market Leader is responsible for the Professional Service Fees with respect to all additional Marketing Material as set forth in MSA Exhibit A.

5.	Professional Services. Any changes mutually agreed upon in writing by the parties to be made to the Imprev Products for KW after the initial configuration will be subject to Professional Service Fees (MSA Section 7 and MSA Exhibit A), Professional Services are not subject to Monthly Revenue Share (section 6.2).In no case will Market Leader be billed for any Professional Services Fees without Market Leader’s prior written agreement.

5.1.	Marketing Material Creation. Market Leader or KW may design the Marketing Material internally, hire outside designers, or hire Imprev on a work-for-hire basis per MSA Exhibit A (meaning that, all Marketing Material created on a work for hire basis shall be owned by Market Leader and/or KW). Marketing Material created on a work-for-hire basis will be available in the KW library portion of the Imprev Products for KW on an as-available, piece-by-piece basis. Other than work-for-hire Marketing Material, Market Leader and KW will allow Imprev at least three (3) weeks to make individual pieces of Marketing Material available in the Imprev Products for KW. Market Leader understands that the development time is subject to Imprev’s then current design and promotion queue and Imprev will confirm promotion times upon Marketing Material submission. In no case will Market Leader or KW provide more than 100 designs to be promoted at the same time, singularly or in aggregate, without prior written agreement. For purposes of this SOW, “at the same time” or “at any single time” means within the current KW design and promotion queue. All Marketing Material submitted to Imprev will be in the format specified by Imprev. Any modifications to the Marketing Material after it has been submitted will be considered a new Marketing Material submission and charged in accordance with MSA Exhibit A.

5.2.	Marketing Material Organization. Market Leader may request in writing that Imprev add new category folders to the KW Marketing Material library on the Marketing Center, or that Imprev re-categorize the KW Marketing Material that appears in both new and existing category folders in its Marketing Material library. The Marketing Material organization fees are outlined in MSA Exhibit A. Market Leader will allow up to five (5) business days for any such folder implementation and re-categorization.

5.3.	Marketing Material Loading. If Market Leader elects to add items of Marketing Material to the KW Marketing Center, Market Leader shall pay for the creation, loading and testing of all additional items of Marketing Material to be included in the Marketing Center in accordance with the terms specified in MSA Exhibit A.

5.4.	Logo Loading. Market Leader may add additional logos or modify the existing logos in the logo library. The price to add a new logo or modify an existing logo is outlined in MSA Exhibit A. Market Leader will allow up to five (5) business days for such logo loading or modification.

5.5.	Phrase Assistant Loading. Market Leader may request in writing to load additional phrases to the Phrase Assistant on the Marketing Center. Market Leader shall be billed a Technology Development Fee, per MSA Exhibit A, for all related development work.

5.6.	Image Assistant Loading. Market Leader may request in writing to load additional images to the Image Library on the Marketing Center. Market Leader shall be billed Technology Development Fee, per MSA Exhibit A, for all related development work.

6.	Fees & Revenue Sharing

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

2

6.1.	[*]

6.2.	Payment Calculations. In consideration for Imprev’s obligations under this SOW, from and after the Launch Date, Market Leader will pay Imprev a monthly fee (prorated for any portion of a month) equal to the greater of (i) the Monthly Minimum, or (ii) the Monthly Revenue Share with respect to such calendar month. “Monthly Minimum” shall mean $[*]. “Monthly Revenue Share” shall mean the sum of (a) [*]% of the first $[*] of Revenue (as defined below) received by Market Leader during a calendar month, and (b) [*]% of any amount in excess of $[*] of Revenue received by Market Leader during such calendar month. “Revenue” shall mean (x) all amounts received by Market Leader from Sales Associates (or any other person or entity) purchasing the Market Leader Integrated Basic Product A La Carte and the Market Leader Integrated Premium Product, and (y) all amounts received by Market Leader that constitute Agreed Realty Generator Revenue (as defined below). “Agreed Realty Generator Revenue” means with respect to each Market Leader Integrated Realty Generator Product purchased by Sales Associates, the lesser of (aa) $[*] for each Sales Associate purchasing such product, or (bb) $[*].

6.2.1.	Payment Terms. Market Leader shall pay Imprev as specified in section 8.1 of the MSA. The Monthly Minimum shall be paid in accordance with section 8.1.3 of the MSA and the Monthly Revenue Share exceeding the Monthly Minimum shall be paid in accordance with section 8.1.6

6.3.	Additional Payment. Market Leader will reimburse Imprev for the COG Amount (as defined below) within thirty (30) days after receipt of a calendar month invoice from Imprev with respect thereto. “COG Amount” shall mean actual amounts paid by Imprev to third parties in connection with, and as contemplated by, the Imprev Products for KW for url purchases, posting virtual tours on Realtor.com for Sales Associates who are required to pay for such service, and for other services mutually agreed upon by the parties.

6.4.	Email. Market leader will pay for emails sent through the Imprev Products for KW that are included in the Market Leader Integrated Products for KW exceeding [*] per month at a rate of $[*] per email (i.e. $[*] per [*]). Payment shall be made per MSA section 8.1.6.

6.5.	Stored Value Account. Market Leader shall collect funds directly from KW Sales Associates that are applied to the individual End User’s account. Market Leader shall pay to Imprev all Stored Value Account funds collected in the prior week, i.e. Sunday through Saturday, by the following Friday. Stored Value Account revenue is not subject to Revenue Sharing.

6.6.	Professional Services Fees. Market Leader may request from time to time to make enhancements and changes to the Marketing Center. The available changes, enhancements and associated fees are outlined in Section 5, MSA section 7 and MSA Exhibit A. Collectively these fees are referred to as Professional Services Fees, (“Professional Services Fees”).

7.	Initial and Renewal Term. This SOW commences on the Effective Date and continues until the third anniversary of the Launch Date (“Initial Term”). After the Initial Term, this SOW will automatically renew for successive additional one (1) year periods (“Renewal Term”). Unless earlier terminated as set forth herein or in the MSA, this SOW may be terminated effective as of the end of the Initial Term or any Renewal Term by either party by giving written notice of termination to the other Party not less six (6) calendar months prior thereto. The Initial Term and Renewal Term are referred to collectively as the “Term.”

8.	First Level Support. KW shall provide first level technical support to all KW Sales Associates. First level technical support consists of resolving direct questions of KW Sales Associates. Market Leader will provide second level technical support to all KW Sales Associates. When necessary, Market Leader will escalate issues to Imprev and Imprev will supply technical support directly to Market Leader per MSA Section 6.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

3

9.	End User License Agreement. The End User Licensee Agreement is attached as SOW Exhibit E and may be modified from time to time by Market Leader, provided such modifications may not materially diminish the rights and protections for Imprev set forth therein.

IN WITNESS WHEREOF, each party acknowledges that it has read and understood the terms of this SOW and agrees to be bound by these terms.

Market Leader	Imprev

Market Leader, Inc.	Imprev, Inc.
Signature /s/ Ian Morris	Signature /s/ Renwick Congdon
Name and Title of Person Signing Ian Morris - CEO	Name and Title of Person Signing Renwick Congdon – President & CEO
Signature Date 02/17/2011	Signature Date 02/17/2011

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

4

SOW EXHIBIT A

IMPREV PRODUCTS FOR KW

eEdge (Basic Package)

Marketing Materials	Market My Business

Pre-listing presentation

•      Two (2) KW preferred template – 12 pages, English language

•      US Residential, CA Residential

•      Unlimited downloading of print presentation materials.

•      Unlimited access to paperless presentation materials.

•      Creative to be provided by Market Leader

Listing presentation

•      Six (6) KW preferred template – 22 pages, English language

•         US Residential, CA Residential, US Commercial, CA Commercial, US Luxury, CA Luxury

•      Unlimited downloading of print presentation materials.

•      Unlimited access to paperless presentation materials.

•      Creative to be provided by Market Leader

Buyer consultation presentation

•      Four (4) KW preferred template – 22 pages, English language

•         US Residential, CA Residential, US Commercial, CA Commercial

•      Unlimited downloading of presentation materials.

•      Unlimited access to paperless presentation materials.

•      Creative to be provided by Market Leader

33 Touch, 8×8, 12 Direct Campaigns

•      Support for six (6) pre-defined 33 Touch campaigns

•         US Residential, CA Residential, US Commercial, CA Commercial, US Luxury, CA Luxury

•      Support for eight (8) pre-defined 8×8 campaign

•         US Residential (Buyer & Seller), CA Residential (Buyer & Seller), US Luxury (Buyer & Seller), CA Luxury (Buyer & Seller)

•      Support for six (6) pre-defined 12 Direct campaigns (direct mail)

•         US Residential, CA Residential, US Commercial, CA Commercial, US Luxury, CA Luxury

•         Campaigns are defined by KW Corporate. Certain text and images can be configured to be editable by a KW Sales Associate.

•         Campaign content can be updated no more than once per month by KW Corporate subject to Professional Service Fees (MSA Exhibit A).

•         Additional charges apply for direct mail and printing of Marketing Material included in campaign

•      Creative to be provided by Market Leader

Social Media Campaign • One (1) Social Media Campaign • Campaign is defined by KW Corporate and is not editable by a KW Sales Associate

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

• All contacts can be added to a pre-defined Social Media Campaign

Marketing Library

•         Imprev to provide a “Marketing Library” within the Marketing Center. The Marketing Library is a location within the Imprev system that hosts fixed content that can be downloaded by the end user, but is not customizable by the End User.

•         KW corporate will be able to add unlimited (subject to Section 5.1 of SOW) static marketing content to this library including but not limited to: Word documents, PowerPoint presentations, fixed content PDF documents.

•      Content to be provided by Market Leader

Market My Listings

Property flyers

•         Twenty (20) templates – one (1) or two (2) page designs, English language

•         Select from multiple customizable templates, generate preview, and access print-on demand service including Download PDF and professional print services from your choice of approved printers

•         Creative to be provided by Market Leader and/or Imprev

Open house flyers

•         Ten (10) templates– one (1) or two (2) page designs, English language

•         Select from multiple templates, generate preview, and access print-on demand service including Download PDF and professional print services from your choice of approved printers

•         Creative to be provided by Market Leader and/or Imprev

Postcards: regular, jumbo & fold-over

•         Fifty (50) templates – English language

•         Select from multiple templates, generate preview and access print-on demand service including Download PDF and professional print services from your choice of approved printers

•         Creative to be provided by Market Leader and/or Imprev

Pre-defined Campaign Descriptions

Name	Timing	Date-Based/Time-Based[1]	Content
8×8	1 touch per week for 8 weeks	Time	Email; Personal notifications
12 Direct	1 touch per month for 12 months	Date	Direct Mail
33 Touch	Approx 3 touches per month for 12 months	Date	Phone scripts; Email; eNewsletters (email)
Social Media	To be agreed to by Imprev and Market Leader	TBD	To be agreed to by Imprev and Market Leader

[1]

Date-based = Events are fired on specific dates to contacts of record on that date. Contacts added after an event has fired never receive the event. Time-based = Events are fired at intervals based on the age of the contact (prospect). All contacts receive all events in sequential order.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

eEdge (Basic Package) – a la carte products

Product Description	Pricing

Deluxe Listing Package

•           Choose from five (5) Listing Packages

•           A listing package contains a selection of Marketing Material that include, but are not limited to, flyer, postcard, brochure, virtual tour (or similar)

$[*] per new listing
Single Property Website • Choose from three (3) Single Property Website designs • A single property web site (to be agreed upon by ML and Imprev).	$[*] per new listing
Virtual Tour Suite • A selection of ten (10) virtual tour and multimedia designs to present a property on the web.	$[*] per month
eMarketing Suite (eCards & eNewsletters) • A selection of eCards and newsletters for delivery on the web.	$[*] per month
•

The parties may supplement or modify the foregoing list, or pricing, of eEdge ala carte items upon mutual written agreement (not to be unreasonably withheld).

***Market	Leader will be responsible for the monthly billing for eEdge ala carte products. Imprev can not collect monthly.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Market Leader Premium (Premium Package)

Marketing Materials	Deluxe Listing Packages • Ten (10) Listing Packages (including the a la carte Listing Packages), English language • Unlimited use of listing packages

Single Property Websites

•    10 (10) designs (including the a la carteWeb Sites), English language

•    Unlimited # of single property websites hosted at one time

•    Created by Imprev, Hosted by Market Leader

Virtual Tour Suite • Twenty (20) designs, English language • Unlimited use & hosting of virtual tour templates
eMarketing Suite • Seventy (70) designs • Unlimited use of eNewsletters & eCards

Campaigns

•    Ability to create additional custom campaigns with email, notification or direct mail content

•    Access to additional 33 Touch, 8x8 and 12 Direct default campaigns, English language

•    Creative to be provided by Market Leader

•    Additional campaigns may include print

•    KW will build a unique campaign to be offered exclusively in the Premium Offering each quarter, per MSA Exhibit A

The parties may supplement or modify the foregoing upon mutual written agreement (not to be unreasonably withheld).

All pricing of Market Leader’s Premium Package that is a Market Leader Integrated Product for KW (“Premium Integrated Product”) and Realty Generator Product that is a Market Leader Integrated Product for KW (“Realty Generator Integrated Product”) shall be determined in Market Leader’s sole discretion, except that any price decrease below the Agreed Price (as defined below) shall require Imprev’s written consent (other than the Agreed Promotion (as defined below)).

“Agreed Price” shall mean a decrease in price of the Premium Integrated Product or the Realty Generator Integrated Product, respectively, where such decrease is intended to benefit sales of such product and (i) such decrease is not related to increased revenue from any other products or services sold by Market Leader to KW that are not included within the “Revenue” definition, and (ii) does not result in a decrease greater than [*]% of the current price for such product over a 12 month period. For example, if the current price of the Premium Integrated Product is $[*] per month ($[*] measured over a 12 month period), any decrease to the price that, measured over the entire 12 month period, would result in a number less than $[*] would not be an “Agreed Price” and would require Imprev’s consent. So, a price decrease to $[*] per month for 12 months ($[*] measured over the 12 month period) would require Imprev’s consent, as would a price decrease to zero for four months, $[*] for 6 months and $[*] for two months ( $[*] measured over the 12 month period).

“Agreed Promotion” shall mean the promotion for the Premium Integrated Product, offered between February 19, 2011 and December 31, 2011, where such product is provided as follows: no charge for the first three months, $[*] per month for each of the next seven months, and $[*] per month for the remaining two months of the twelve month period.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Contacts

KW Sales Associates may add up to [*] contacts to their address book. Prior to any KW Sales Associate adding more than [*] contacts to their address book the Sales Associate will need to execute an agreement with Imprev.

Email

Imprev will control the footer of the email including: sender identification; unsubscribe links and information; forward, subscribe and follow options; and Imprev branding.

BULK PRINT INTEGRATION FOR ALL IMPREV PRODUCTS FOR KW:

At Launch Date, approved print vendors are [*]. After the Launch Date, additional print vendors may be added or current or additional print vendors may be removed upon mutual written agreement of the parties (not to be unreasonably withheld). Imprev reserves all rights to determine placement of printers in the Marketing Center.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

SOW EXHIBIT B

MARKET LEADER PRODUCT COMMITMENTS

Market Leader’s eEdge product, Premium Product and Realty Generator Product that will be integrated with the Imprev Products for KW and delivered to KW as Market Leader Integrated Products for KW as generally described below:

eEdge (Basic Package)

CRM, Websites, Lead Generation & Management	Seamless integration with Market My Business & Market My Listings tools
Easy Email Manager • Integrated email inbox enabling every KW Sales Associate to send & receive email
Contact Manager • Import & export contacts
Task Manager • Add personal or contact-related tasks • System generated tasks based on contact behavior
Calendar • Easy to use daily, weekly & monthly calendar
Social Media Manager • Post listings to Facebook via Design Center • Post listings to Twitter via Design Center • Post listings to LinkedIn via Design Center

Personalized Website for Every KW Associate

•    Website with “Lite IDX” Search Capability and Features if agent opts-in to use “Lite IDX”

•    Integrated with MLS IDX feed (or KWLS feed where MLS IDX is not available)

Consumer Listing Alerts • Integrated with MLS IDX feed (or KWLS feed where MLS IDX is not available)
Seller Marketing Report • Weekly automated marketing report provided to seller

SINGLE SIGN-ON FROM myKW.com

The CRM system will support single sign-on from the myKW.com website. From myKW.com the Sales Associate will be able to login directly into different locations within the CRM system.

LEAD INSERT INTEGRATION:

The CRM system will support lead insert from KW (e.g. www.kw.com) and remote sources.

TRANSACTION MANAGEMENT INTEGRATION:

The CRM system will be integrated with DotLoop (KW transaction management vendor).

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

B-1

SUPPORT FOR KW BRANDING IN CRM UI:

So that the CRM system can more closely match KW branding guidelines, ML will make design changes to the CRM system. These changes include:

•	Inclusion of header provided by KW

•	Update to hyperlink text to change color and include an underline

•	Update of tab color and style plus button color

Market Leader Premium (Premium Package)

CRM, Websites, Lead Generation & Management

Personalized Website for Every KW Sales Associate

•    Website with “Full IDX” Search Capability and Features

•    Integrated with MLS IDX feed (or KWLS where MLS IDX is not available)

•    Content can be personalized by every KW Sales Associate

•    Selection of customizable website designs

•    Search by Map & Market Trend data included on website

•

Consumer Listing Alerts • Integrated with MLS IDX feed (or KWLS where MLS IDX is not available)
Full CRM with Prospect Reporting • Reporting on prospects’ last activity, homes viewed & saved, average price • Identification of inactive prospects when they become newly active.
Comprehensive Mobile Solutions • Mobile access to CRM • Mobile enabled version of website

Advanced Lead Generation Tools

•    Craigslist posting

•    Search widgets to drive traffic from other sites

•    Featured Partner program to enable affiliates of KW Sales Associates to participate on associate sites

•    RSS feed for prospect data

Market Leader Realty Generator Product

Market Leader’s RealtyGenerator product is a multi-user product, intended for use by KW Teams. Individual agents that are members of KW Teams that use the RealtyGenerator product will have access to the Market Leader Premium product.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

B-2

SOW EXHIBIT C

MARKETING CENTER CONFIGURATION

1. The Marketing Center configuration elements to be completed by February 19, 2011 are:

Marketing Material

KW Design Gallery Folder Naming. Marketing Materials are presented through category folders. Market Leader may define category names and the accompanying Marketing Materials in the KW Design Gallery, as well as assigning access to specific categories to certain users and groups as defined in SOW Exhibit A. Market Leader may also define the landing page content associated with each category folder. Marketing Materials can be listed in more than one category, and categories can contain subcategories.

Display Order

Designs – Market Leader may specify the display order for individual Marketing Materials within a specific folder. Options include ascending and descending for design creation date, design last modified date, design type, and design filename. The default design order is ascending alpha-numeric.

Folder - Market Leader may specify the display order for individual Marketing Material folders. The default folder order is ascending alpha-numeric.

Data Exchange. Exchange property/listing data using the Imprev V.10 specification, which allows End Users to push listing data into certain specially configured Marketing Materials, “Data Enabled Designs”.

Marketing Library. Market Leader will provide fixed content for the Marketing Library per the terms of SOW Section 5.1 There will be no charge to load these items.

Marketing Center Branding

KW Branded Look. Imprev to include KW provided header. Imprev will also update colors of tab menu, navigation elements, & headers to meet KW branding standards.

Home Page Modification. Imprev shall at all times control the home page of the Marketing Center. Market Leader may submit requested changes three weeks in advance of requested production date that Imprev may incorporate.

Logo Library. Market Leader may provide KW logos accessible by End Users through their account profile. Market Leader may restrict the End User to only these logos or allow End Users to load their own logo. Imprev will include up to ten (10) initial logos. Additional logos may be charged a Professional Services Fee.

Stock Content.

Photo Library - Market Leader may add its own stock images to be used by End Users through Image Assistant™. Imprev will load up to 200 stock photos provided by Market Leader. Additional stock images may be added per the Professional Services Fee.

Ad Copy and Articles – Market Leader may add its own stock phrases and articles to be used by End Users through Phrase Assistant™. Imprev will load up to 200 stock phrases provided by Market Leader. Additional stock phrases and articles may be added per the Professional Services Fee.

Audio – Market Leader may add its own stock audio to be used by End Users when audio is variable. Audio must be submitted as MP3 files, including the track name it will appear in the audio gallery. The current limit for the Audio Gallery is 30 tracks. Additional stock phrases and articles may be added per the Professional Services Fee.

User Experience

Single Sign On. Creating and implementing the data passing methodology for single sign on using a standard agreed to between ML and Imprev.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Reference Codes. Imprev will create five (5) reference codes. Reference Codes identify Marketing Material library access, logo libraries and other features.

Language Support. The Marketing Center user interface is provided in US English. At its expense, Market Leader can add additional languages for the user interface as required. The Marketing Center supports the Western European character set (Latin 1). Market Leader shall be billed a Technology Development Fee for all related development if Imprev assists in modifying the user interface to a non US English language.

Integration between ML & Imprev.

•	Imprev to support links within ML that drive a user to certain specific locations within Imprev and send End User & listing information to be used in Data Enabled Designs.

•

Imprev to support accepting an End User’s contact database from ML. Contact databases over [*] will be handled as follows: Imprev monitors or gets an admin notice that an End User’s contact list is over [*], Imprev permits End User upload, Imprev emails or otherwise calls out to End User (in its capacity as ML representative) the necessity to sign separate email terms and simultaneously notifies ML customer support, Imprev sends out and collects a signed email term agreement (with the form to be mutually agreed by the parties, but to be along the lines of Imprev’s standard terms but provided under ML’s name), Imprev emails ML customer support so that a record of the signed terms can be made.

•	Imprev to support a ‘Back’ link that sends an End User from Imprev system back to ML system.

•	Imprev to support a ‘Concerted Logout’ method that ensures when an End User logs out from one system, she is logged out of all systems. (available post-launch)

•

Imprev to send event information back to ML in order for ML to create history records for emails. After launch, event information for USPS mails sent through the Campaign Management System (CMS) to contacts will be added.

Account Configuration. Imprev will make configuration changes such as not metering email, hiding the address book, and making certain elements of the End User profile read-only.

Campaign Offering. In addition to creating and loading campaigns, until print direct mail is supported, Imprev will not display stored value account information for campaigns. Imprev will also determine a method to handle in-progress campaigns when an End User downgrades from Market Leader Premium to eEdge Basic.

Terms & Conditions. Terms and Conditions are set forth as Exhibit E to this SOW. Imprev will also disable feature that requires new users to accept terms on the Marketing Center.

Upsell Messaging. Imprev to support upsell messaging within UI to encourage End Users to purchase Market Leader Professional Edition. Messaging to appear on landing pages and when End User clicks on certain features (e.g. Create new campaign button, folder text, etc).

Modification to Imprev Billing. Imprev to support a unique ML merchant account to collect fees for eEdge Ala Carte items & stored value purchases on the Marketing Center.

2. The Marketing Center configuration elements to be completed by June 30, 2011 are:

User Experience

Implementation of ML Billing. In Phase 1, eEdge a la carte items & stored value purchases (for Campaigns) will be billed via the Imprev system and deposited into a ML merchant account. In Phase 2, Imprev and Market Leader will work together to update all billing to go through the ML billing system, with the exact release date to be mutually agreed by the parties acting in good faith.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Paperless Presentations. Imprev will offer a paperless presentation product type to allow an End User to make a client presentation using a laptop or mobile device. Market Leader to provide creative.

Integration of Prospect Campaign Data in ML. Imprev and ML will work to integrate campaign data into the ML CRM system so that an End User, from within the CRM system, can view which campaigns a prospect is currently on and make updates to campaign membership. In addition, Imprev and ML will work to allow for personal notification data to display as End User reminders in the CRM system.

Single Property Website. Imprev and ML will work together to create a single property website solution.

Merge of Prospect Name Into Email Templates. Imprev will support merging prospect name into specialized email Marketing Material to support personalized salutations.

Additional Prospect Data Integration. Imprev and ML will work together to find a mutually agreeable solution to share prospect email opt-out (unsubscribe) data.

Ability for End User to Customize Font. If KW continues to request the enhancement, Imprev will support the ability for an End User to update font style and color used in specially designed Marketing Materials. This feature, if required, may not be available by June 30, 2011.

3. Schedule for Content Release: As set forth below, “Launch” means February 19, 2011 and “Post-launch” means the date of release of the content after provided by Market Leader to Imprev and released by Imprev per Section 5.1 of the SOW.

Pre-listing presentations

Launch –

Residential US

Residential Canada

Listing Presentation

Launch –

Residential US

Residential Canada

Post-launch –

Commercial US

Commercial Canada

Luxury US

Luxury Canada

Buyer Consultation Presentations

Launch-

Residential US

Residential Canada

Post-launch

Commercial US

Commercial Canada

33 Touch

Launch –

Residential US

Residential Canada

Post-launch –

Commercial US

Commercial Canada

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Luxury US

Luxury Canada

8 × 8

Launch –

Residential Buyer US

Residential Buyer Canada

Residential Seller US

Residential Seller Canada

Post-launch –

Luxury Buyer US

Luxury Buyer Canada

Luxury Seller US

Luxury Seller Canada

12 Direct

Launch –

Residential US

Residential Canada

Post-launch –

Commercial US

Commercial Canada

Luxury US

Luxury Canada

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT D

MARKETING CENTER ACCOUNT MANAGEMENT

Imprev will provide an account manager for Market Leader. The account manager is responsible for the overall Marketing Center implementation.

Pre-launch responsibilities include:

•	Marketing Center Launch

•	Communication the Market Leader resources required for launch.

•	Coordinating Imprev engineering resources for the creation, testing, and launching of the Marketing Center.

•	Coordinate Market Leader user acceptance testing and approval of the Marketing Center.

•	Marketing Materials

•	Coordinating Imprev design department for the design, testing, and launching of new Marketing Center Marketing Material pieces.

•	Interface with Market Leader concerning review and approval of new Marketing Materials.

•	Training & Rollout

•	Coordination of training for Market Leader personnel.

Post-launch responsibilities include:

•	Account Management

•	Single point of contact client liaison.

•	Annual account reviews, or more frequently as requested.

•	Weekly conference calls (or as otherwise agreed).

•	Support and Maintenance

•	Oversight of second level support provided by Imprev including means to escalate support issues to management.

•	High priority communication with Market Leader related to urgent and scheduled maintenance, incident management, new releases, etc.

•	Access to weekly online Imprev product training.

•	Ongoing training for Market Leader staff as the Marketing Center is upgraded, expanded, and enhanced.

•	Marketing Materials and New Products

•	Implementation of process for Market Leader to submit new Marketing Materials to be added to the Marketing Center.

•	Communication with Market Leader regarding future plans for the Marketing Center, including upgrades, new products, and enhanced features.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

D-1

EXHIBIT E

TERMS OF USE

THIS PRODUCT AGREEMENT (“AGREEMENT”) IS A LEGAL AGREEMENT BETWEEN EITHER A KELLER WILLIAMS REALTY, INC. MARKET CENTER LOCATED IN THE UNITED STATES OR CANADA OR A REAL ESTATE AGENT INDEPENDENT CONTRACTOR OF A KELLER WILLIAMS REALTY, INC. FRANCHISEE OR AFFILIATE LOCATED IN THE UNITED STATES OR CANADA (“CLIENT”) SUBSCRIBING FOR USE OF THE MARKET LEADER PRODUCT PROVIDED BY MARKET LEADER, LLC. (“MARKET LEADER”). PLEASE READ THIS AGREEMENT CAREFULLY BEFORE AGREEING TO THESE TERMS. BY AGREEING TO THESE TERMS OR USING THE MARKET LEADER PRODUCT, WHICHEVER OCCURS EARLIER, CLIENT IS AGREEING TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

1.	Subscription to Market Leader Product.

Client hereby agrees to license the Market Leader real estate sales prospect cultivation and management tools (the “System”). Client hereby also agrees to purchase additional products, if any, on the terms and for the fee described on the web form submitted in conjunction with Client’s acceptance of this Agreement (the “Web Form”)—such products may include real estate advertising services, the products described in Section 17 and other ala carte or other products offered by Market Leader from time to time (individually and collectively, the “Additional Products”). The System and the Additional Products may be referred to herein collectively as the “Product.” Market Leader warrants that it will provide the Product specified in this Agreement with reasonable diligence in a professional and workmanlike manner, consistent with generally accepted standards in the information systems industry. Subject to the foregoing, Market Leader may add to, change or terminate any component of the Product at any time.

2.	Grant of License.

During the Term, Market Leader grants Client a non-exclusive, non-transferable, non-sublicensable license to use, and, in the case of Additional Products that permit additional Users (as set forth in Section 17), to allow such Users to use, the Additional Products, on the terms set forth in this Agreement.

3.	License Restrictions.

Client and any Users shall not (and shall not allow any third party to) (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code, underlying ideas, algorithms, file formats or programming or interoperability interfaces of the Product, by any means whatsoever, (ii) remove any product identification, copyright or other notices from the Product, (iii) sell, lease, lend, assign, sublicense, grant access or otherwise transfer or disclose the Product in whole or in part, to any third party, (iv) use the Product for timesharing, service bureau or hosting purposes or otherwise use, resell, sublicense, distribute or transfer or allow others to use the Product to or for the benefit of third parties, (v) modify or incorporate into or with other software or create a derivative work of any part of the Product, (vi) use the output or other information generated by the Product for any

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

purpose other than as contemplated by this Agreement, or (vii) attempt to circumvent or otherwise interfere with the intended operation of the Product. Market Leader retains all title to, and, except as expressly licensed herein, all rights to the Product, all copies, derivatives and improvements thereof and all related documentation and materials. The url and/or domain name for the website used by Client in connection with this Agreement (“Client’s ML Site”) may be provided by Client, or at Client’s request, may be provided by Market Leader. If provided by Market Leader, Market Leader will retain ownership of such url and/or domain name, and if provided by Client, Client will retain ownership of such url and/or domain name. Client’s and any Users’ use of Client’s ML Site and any data collected from Client’s ML Site shall conform in all material respects with the Terms of Use (“TOU”) and Privacy Policy (“PP”) presented to end users on Client’s ML Site. Market Leader shall have sole discretion with respect to the content and manner of displaying the TOU and PP on Client’s ML Site and may modify the TOU or PP upon written notice to Client. The current version of the TOU and PP, and any updates thereto, may be reviewed upon request to Market Leader.

4.	Term of Agreement.

The “Term” of this Agreement shall be month to month until terminated in accordance with Section 9 except that with respect to Additional Products, the “Initial Term” shall mean (i) the number of full calendar months in the term as specified in the Web Form with respect to such Additional Product beginning on the date on which Market Leader notifies Client that the Additional Product is ready for Client’s use (“Use Date”), plus (ii) an additional prorated portion of a calendar month if the Use Date occurs prior to the first day of a calendar month. Upon expiration of the Initial Term, this Agreement will automatically renew on a month-to-month basis with respect to such Additional Product until terminated by Client in accordance with Section 9.3 or by Market Leader by delivery of written notice to Client at least thirty days prior to the date of such termination. Except as specified in Section 9.1 below, Client may not terminate an Additional Product prior to the expiration of its Initial Term. Following expiration of the Initial Term, Market Leader may increase the fees payable by Client under this Agreement, upon not less than 30-days’ written notice.

5.	Fees and Payment.

All payments by Client to Market Leader under this Agreement shall be non-refundable, and made via automatic payment from either Client’s bank account or credit card. Client shall undertake any additional actions reasonably requested by Market Leader to implement the foregoing automated fee payment process. Any amounts past due from Client under this Agreement shall accrue interest at a rate which is the lesser of two percent (2%) per month or, if less, the maximum rate allowable by law.

6.	Client’s ML Site.

Client shall promptly provide all information and materials reasonably requested by Market Leader to implement Client’s ML Site. Market Leader shall have sole discretion with respect to the content and layout of Client’s ML Site. Banner ads, pop-up ads and all other forms of advertising of any nature whatsoever shall be prohibited on Client’s ML Site. Client hereby grants Market Leader a royalty-free, limited, non-exclusive right, authorization, and license to use the name, logos, trademarks, copyrights and related intellectual property of Client, its Users, or its licensors, solely as necessary to fulfill the purposes contemplated in this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

7.	Confidential Information.

Market Leader and Client (and its Users) shall each retain in confidence all information received from the other party pursuant to or in connection with this Agreement that the disclosing party identifies as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential (“Confidential Information”), and will make no use of such Confidential Information except as necessary to fulfill their respective obligations under the terms and during the term of this Agreement. Each party shall treat the terms and conditions of this Agreement as confidential; however, either party may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of that party’s business. Notwithstanding the foregoing, the restrictions set forth above will not apply to (i) information previously known to the receiving party without reference to the disclosing party’s Confidential Information, (ii) information which is or becomes publicly known through no wrongful act of the receiving party, (iii) information that is independently developed by either of the parties, or (iv) information required to be disclosed pursuant to applicable law. With Client’s prior approval, Market Leader may use Client’s name and brokerage affiliation in its marketing and training materials.

8.	Client’s Representations and Indemnification.

Client represents and warrants that currently and throughout the Term (i) Client and any Users are fully authorized to publish, and authorize Market Leader to publish without the necessity of obtaining any further permissions from or payments to any third party, all of the materials provided by Client in connection with the Product, including without limitation, MLS listings, text, logos, photos and other graphics, (ii) Client and any Users are in compliance with all applicable laws and regulations with respect to its activities related to this Agreement including, without limitation, laws relating to the sending of email, (iii) Client and any Users will honor any “opt out” requests received from any sales prospects who are identified through the activities contemplated in this Agreement, and (iv) unless otherwise permitted by this Agreement, Client is and will remain a real estate agent or broker (as applicable) in good standing in the location in which such agent or broker provides real estate services. Client shall indemnify, defend and hold harmless Market Leader and its officers, employees, agents and affiliates from and against all losses, expenses, liabilities, damages and costs including, without limitation, reasonable attorneys’ fees (collectively “Costs”), to the extent that such Costs are attributable to any breach by Client or any User, employee, independent contractor, or affiliate thereof, of any representations, warranties or other obligations set forth in this Agreement.

9.	Termination.

9.1. Termination for Breach. In the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement by giving the breaching party written notice specifying the nature of the breach in reasonable detail and the non-breaching party’s intention

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

to terminate (a “Termination Notice”). If the breach has not been cured within the period ending thirty (30) days following delivery of the Termination Notice, then this Agreement shall automatically terminate. Notwithstanding the foregoing, if Client is in breach of any material provision of this Agreement, including the license restrictions of Section 3, the payment terms of Section 5, the confidentiality restrictions of Section 7 or the warranties as specified in Section 8, then Market Leader may immediately suspend or terminate Client’s use of all or any portion of the Product. Any such suspension shall not relieve Client of any of its obligations under this Agreement or entitle Client to any refund of payments previously made.

9.2 Termination by Market Leader. Market Leader may terminate this Agreement upon written notice to Client if the underlying agreement between Market Leader and Keller Williams Realty, Inc. pursuant to which this Market Leader Product is being provided, terminates for any reason. This Agreement shall automatically terminate if Client ceases to be a Keller Williams Realty, Inc. Market center located in the United States or Canada or a real estate agent independent contractor of a Keller Williams Realty, Inc. franchisee or affiliate located in the United States or Canada.

9.3 Client Termination Procedure. If termination of an Additional Product is permitted by this Agreement, Client may terminate by giving notice on or before the 25th day of the then current month (in the manner set forth below or as modified in written notice from Market Leader), and signing and returning the cancellation confirmation provided by Market Leader on or before the 25th day of the then current month, in which case termination will become effective on the last day of the current calendar month. To terminate Additional Products, Client must provide termination notice by email to agentcare@marketleader.com or by telephone to 1-866-224-9425.

9.4 Effect of Termination. Upon termination of this Agreement, Client shall discontinue use of the Product, provided that Market Leader agrees to provide Client a period of thirty (30) days to remove or export data previously provided by Client that Client has stored on the Product, and removal or export of such data during such thirty day period shall not be deemed “use” of the Product. Notwithstanding the foregoing, termination of this Agreement by Market Leader shall not limit Client’s obligation to pay all of the applicable fees, nor restrict Market Leader from pursuing any other remedies available to it, including injunctive relief. Sections 3, 5, 7, 8, 9, 11, 12, 14, 15 and 16 shall survive termination of this Agreement, along with any other provisions that are intended by their terms to survive.

10.	Application of Advertising Fees.

“Advertising Services” consists of advertising to be purchased by Market Leader for the purpose of generating visitor traffic to the website. Market Leader shall use its reasonable commercial judgment with regard to the application of any amounts paid by Client with respect to the Advertising Services under this Agreement (“Advertising Fees”), with the goal of driving visitors to Client’s ML Site. Notwithstanding the foregoing, Market Leader shall have sole discretion with respect to the application of all Advertising Fees and may, without limitation, utilize any or all of the following methods, and retain a portion of the Advertising Fees as payment for such services: (i) contract with third-parties to place

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

advertisements on Client’s behalf, (ii) purchase web traffic from third-parties, which traffic will be directed to Client’s ML Site, (iii) contract with Market Leader or its affiliates to place advertisements on Client’s behalf, and/or (iv) redirect visitors from any web site owned by Market Leader to Client’s ML Site.

11.	Limitation of Liability.

THE AGGREGATE LIABILITY OF MARKET LEADER, ITS SUPPLIERS, AND THEIR RESPECTIVE AFFILIATES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT WITH RESPECT TO THE PRODUCT DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM GIVING RISE TO SUCH LIABILITY WAS FIRST ASSERTED. EXCEPT WITH RESPECT TO (i) ANY WILLFUL OR DELIBERATE INFRINGEMENT OR MISAPPROPRIATION BY CLIENT OF ANY OF MARKET LEADER’S OR ITS SUPPLIERS’ INTELLECTUAL PROPERTY OR CONFIDENTIALITY RIGHTS, AND (ii) CLIENT’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER FOR BREACH OF CONTRACT, WARRANTY, TORT, STATUTORY REMEDY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE AND IRRESPECTIVE OF WHETHER EITHER PARTY HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. CLIENT HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY.

12.	Disclaimer.

CLIENT ACKNOWLEDGES THAT (i) MARKET LEADER CANNOT GUARANTEE RESULTS GENERATED THROUGH THE PRODUCT, OR THAT THE PRODUCT WILL BE CONTINUOUSLY AVAILABLE FOR USE WITHOUT TEMPORARY INTERRUPTION, AND (ii) EXCEPT WITH RESPECT TO THE WARRANTY SET FORTH IN SECTION 1, THE PRODUCT IS PROVIDED “AS-IS” WITHOUT ANY REPRESENTION, WARRANTY OR CONDITION OF ANY KIND, AND MARKET LEADER HEREBY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE PRODUCT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, WARRANTY OF TITLE; OR STATUTORY REMEDY.

13.	Assignment and Contractors.

Client may not assign any of its rights or obligations under this Agreement without Market Leader’s prior written consent. Subject to the foregoing, the provisions of this Agreement shall be binding on and inure to the benefit not only of the parties hereto but also to their successors and assigns. Market Leader shall be free to perform all or any part of this Agreement through one or more subcontractors. Each of Market Leader’s suppliers in connection with the Product, including without limitation, Imprev, Inc., is an intended third party beneficiary of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

14.	Governing Law, Venue and Attorneys’ Fees.

This Agreement shall be governed by and interpreted in accordance with the laws of The State of Washington. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach or interpretation thereof, the parties agree to submit to the exclusive jurisdiction of and venue in the Superior Court of King County, Washington, or the Federal District Court for the Western District of Washington and appellate courts therefrom. Each party hereby waives all defenses of lack of personal jurisdiction and forum nonconveniens in connection with any action brought in the foregoing courts. The prevailing party in any action or proceeding (including for collection) under this Agreement shall be entitled to recover from the non-prevailing party, in addition to all other relief, its reasonable attorneys’ and other experts’ fees and expenses incurred with respect to such action or proceeding.

15.	Severability, Force Majeure, Entire Agreement, Amendment.

If one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then the validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected. Neither party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than payment obligations) by reason of any act of God, fire, natural disaster, accident, act of government, shortage of materials or supplies, failure of transportation or communication or of suppliers of goods or services, or any other cause to the extent it is beyond the reasonable control of such party.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written, electronic or oral communications, representations, agreements or understandings between the parties with respect thereto. This Agreement may not be amended or waived, except pursuant to a written document executed by the parties. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation that are different from or in addition to those set forth in this Agreement shall not be binding on the parties, even if signed and returned.

16.	Miscellaneous.

Client has reviewed, understood and accepted the terms and conditions set forth in this Agreement and has either consulted with legal counsel prior to executing this Agreement or has knowingly forgone its right to consult with legal counsel prior to such execution. The provisions of this Agreement shall not be construed against either party by virtue of their authorship. It is the express wish of the parties that this agreement and all related documents be drawn up in English. C’est la volonté expresse des parties que la présente convention ainsi que les documents qui s’y rattachent soient rédigés en anglais.

17.	Fees and Terms Applicable to Specific Market Leader Products.

eEdge Product. If the applicable Market Leader Product under this Agreement is the eEdge Product, there shall be no fee due from Client for the System.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Market Leader Professional Edition. If the applicable Market Leader Product under this Agreement is the Market Leader Professional Edition, the terms and price shall be as agreed to by Market Leader and Client as specified in the Web Form. If Advertising Services are being purchased in connection with Market Leader Professional Edition, the following provision shall also apply:

Market Leader will provide a guaranteed average monthly volume of prospects, if specified in the Web Form, who are searching for homes in the area specified in the Web Form (provided that during the months of November and December, the guaranteed average monthly volume of prospects shall be reduced by twenty-five percent from the number set forth in the Web Form). If Market Leader delivers fewer prospects, on average, than guaranteed during any three consecutive full calendar months, Market Leader will review Client’s account upon prompt notice from Client and, provided Client has met the requirements of this Agreement, as Client’s exclusive remedy, Market Leader will adjust Client’s monthly fee and/or monthly lead guarantee for any remaining months (but not prior months).

Market Leader Realty Generator. If the applicable Market Leader Product under this Agreement is Market Leader Realty Generator, then the terms and price shall be as agreed to by Market Leader and Client as specified in the Web Form and the following provisions shall also apply:

The Product may be utilized by additional users (“Users”) as follows: an unlimited number of real estate agent users and one administrative user.

Client may designate not more than one third-party real estate mortgage service provider and not more than one third- party title or escrow service provider as authorized advertisers on Client’s ML Site (each an “Advertising Partner”). In addition, if the Advertising Partner is a mortgage service provider (a “Mortgage Advertising Partner”), Client may request that Market Leader also provide such third party with access to Market Leader’s mortgage related CRM tools (“Mortgage CRM Tools”). To designate an Advertising Partner, Client must provide Market Leader with a payment form completed and signed by such Advertising Partner specifying the monthly payment amount that has been negotiated between them and specifying the amount to be billed directly by Market Leader to Advertising Partner (the “Advertising Partner Payment Amount”). Upon receipt of such payment form, Client shall be deemed to have authorized (a) Market Leader to display mutually agreeable advertisements on Client’s ML Site that promote Advertising Partner’s products and services, and (b) if such third party is a Mortgage Advertising Partner, to provide the Mortgage CRM Tools to such party. Advertising Partner provided content shall be subject to the same terms and conditions of this Agreement applicable to Client content, and Mortgage Advertising Partner’s use of the Mortgage CRM Tools shall be subject to the same terms and conditions applicable to Client’s use of the Product (other than the right to add additional Users), and Client shall be responsible for Advertising Partner’s failure to comply therewith. Market Leader will reduce the monthly fees it bills Client under this Agreement by the Advertising Partner Payment Amount(s), provided that Client hereby agrees that it is the unconditional guarantor of all Advertising Partner Payment Amount(s) and in the event that any Advertising Partner fails to timely pay any Advertising Partner Payment Amount when due to Market Leader, then Market Leader shall invoice and Client shall promptly pay to Market Leader all such delinquent Advertising Partner Payment Amount(s) in accordance with the terms of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.